Mining Lease and Option to Purchase Agreement

This Mining Lease and Option to Purchase Agreement ("Agreement") is made and entered into by and between Cliff ZZ L.L.C., a Nevada limited liability company ("Owner"), and KMR Resources Inc., a Nevada corporation ("KMR").

Recitals

A. Owner owns the patented mining claims situated in Esmeralda and Nye Counties, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Agreement (the "Property").

B. Owner desires to lease the Property to KMR and to grant to KMR the option to acquire ownership of the Property.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. **Definitions.** The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1 "Closing Date" means the date on which KMR'S purchase of the Property is closed in accordance with Section 5.

1.2 "Effective Date" means March 15, 2010.

1.3 "Governmental Regulations" means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office, including any of the foregoing regarding the preservation, protection or remediation of the environment.

1.4 "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.5 "KMR" means KMR Resources Inc., a Nevada corporation, and its successors and assigns.

1.6 "Minerals" means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials and geothermal, solar and wind resources which are on, in or under the Property.

1.7 "Minimum Payments" means the minimum payments payable by KMR in accordance with Section 4.1.

1.8 "Net Smelter Returns" means the net smelter returns from the production of Minerals from the Property as calculated and determined in accordance with the terms of the conveyance which is Exhibit B attached to and by this reference made part of this Agreement.

1.9 "Option" means the option granted by Owner to KMR to acquire ownership of the Property.

1.10 "Owner" means Cliff ZZ L.L.C., a Nevada limited liability company, and its successors and assigns.

1.11 "Property" means the patented mining claims described in Exhibit A.

1.12 "Purchase Price" means the purchase price for the Property described in Section 5.

1.13 "Royalty" means the production royalty payable by KMR to Owner in accordance with Section 4.2.

2. Lease and Grant of Rights. Owner leases the Property to KMR and grants KMR the rights and privileges described in this Section.

2.1 Lease. Owner leases the Property to KMR for the purpose of exploration for and development and mining of Minerals. The rights granted under this Agreement include all the right, title and interest of Owner in the Property, lands and mining claims described in this Agreement, including, but not limited to, the surface and subsurface, all ores, Minerals, mineral elements and compounds, and mineral rights, all water and water rights, geothermal resources and geothermal water, in, upon and under the Property, all of the interests of Owner in all easements and rights-of-way reserved or granted in, upon or pertaining to the Property, and all right, title and interest which may be acquired by or for Owner in or pertaining to the Property or any part, during the term of this Agreement, together with any and all veins, lodes and mineral deposits now owned or acquired by Owner after the Effective Date extending from or into or contained in the Property, and all tenements, hereditaments and appurtenances.

KMR is granted the right to use the Property including, but without being limited to, the full right, authority and privilege of placing and using excavations, open pit mines, injection and production wells, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, using and, at its election, removing any and all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste piles, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing, beneficiating, concentrating, smelting, extracting, leaching (in place or otherwise), refining and shipping of Minerals, ores, or for any incidental activities, whether presently contemplated or known to be used in the mining, extraction, production or processing of Minerals, water or geothermal water, or geothermal resources, or to any of the rights or privileges of KMR under this Agreement. KMR is further granted the right, to the

extent Owner lawfully may grant the right, to divert streams, to remove lateral and subjacent supports, to use, cave, subside, consume, or destroy the surface or any part of it, to deposit earth, rocks, waste, ores and materials on any part of the Property, to leach the same, and to commit waste. Notwithstanding the foregoing provisions, KMR shall not alter, relocate or remove the Victor Shaft Headframe unless KMR obtains Owner's prior written consent or KMR exercises and closes the Option

2.2 Water Rights. Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, KMR shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by KMR in its operations on the Property. On termination of this Agreement, except on KMR'S exercise and closing of the Option, KMR shall assign and convey to Owner all permits and water rights appurtenant to the Property which are acquired by KMR during the term of this Agreement. If KMR exercises and closes the Option, Owner shall assign and convey to KMR all permits and water rights appurtenant to the Property.

3. Term. The initial term of this Agreement shall commence on the Effective Date and shall expire five (5) years after the Effective Date, unless this Agreement is sooner terminated, canceled or extended or KMR exercises the Option.

4. Payments. KMR shall make the following payments to Owner:

4.1 Minimum Payments. On the dates described below, KMR shall pay to Owner the sums ("Minimum Payments") described below:

Date	Payment Amount
Execution Date	$ 10,000.00
Six months after the Effective Date	40,000.00
First anniversary of the Effective Date	50,000.00
Eighteen months after the Effective Date	50,000.00
Second anniversary of the Effective Date	50,000.00
Thirty months after the Effective Date	100,000.00
Third anniversary of the Effective Date	100,000.00
Forty-two months after the Effective Date	100,000.00
Fourth anniversary of the Effective Date	150,000.00
Fifty-four months after the Effective Date	150,000.00
Fifth anniversary of the Effective Date, if KMR exercises the Option	200,000.00

The Minimum Payments shall be credited in KMR'S favor against the Purchase Price if KMR exercises the Option.

4.2. Production Royalty. KMR shall pay to Owner a production royalty equal to four percent (4%) of the Net Smelter Returns from the production or sale of Minerals from the Property. KMR shall have the option, exercisable in its sole and exclusive discretion at any time,

to purchase three-fourths (3/4) of the Royalty representing three percent (3%) of the Net Smelter Returns for a total Purchase Price of Three Million Dollars ($3,000,000.00). The Purchase Price for the portion of the Royalty purchased by KMR shall be One Million Dollars ($1,000,000.00) for each one-quarter (1/4) of the total Royalty representing one percent (1%) of the Net Smelter Returns. The terms and conditions of KMR's option to purchase a part of the Royalty are stated in the conveyance which is Exhibit B.

4.3 Method of Payment. Except as otherwise provided in this Agreement, all payments by KMR to Owner shall be paid by check delivered to Owner at its address for notice purposes or by wire transfer to an account designated by Owner. KMR shall be obligated to deliver a single check or payment and shall have no liability or responsibility for allocation of the payment among the members of Owner.

4.4 Currency. All sums referred to in this Agreement are in United States currency.

5. Option. Owner grants to KMR the exclusive right to acquire ownership of the Property, subject to the Royalty. The Purchase Price shall be One Million Dollars ($1,000,000.00). The Minimum Payments shall be credited against the Purchase Price.

5.1 Notice of Election. If KMR elects to exercise the Option, KMR shall deliver written notice to Owner. On Owner's receipt of KMR'S notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property, as applicable, within thirty (30) days after Owner's delivery of the notice.

5.2 Real Property Transfer Taxes. KMR shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option.

5.3 Proration of Taxes. Payment of any and all state and local real property and personal property taxes levied on the Property and not otherwise provided for in this Agreement shall be prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month.

5.4 Payment on Closing. On closing of the Option, KMR shall pay the balance of the Purchase Price to Owner, in cash or by wire transfer to an account designated by Owner.

5.5 Conveyance on Closing. If KMR exercises and closes the Option, Owner shall execute and deliver to KMR a conveyance of the Property with reservation of the Royalty (subject to KMR's right to purchase part of the Royalty as provided in Section 4.2) in the form of Exhibit B attached to and by this reference incorporated in this Agreement. Owner and KMR shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

5.6 Effect of Closing. On closing of the Option, KMR shall own the Property, subject to the Royalty and other rights and obligations stated in the conveyance of the Property,

and this Agreement shall terminate.

6. **Compliance With The Law.** KMR shall, at KMR'S sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by KMR, including but not limited to all exploration and development work performed by KMR during the term of this Agreement. KMR shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and KMR shall defend, indemnify and hold harmless Owner from any and all actions, assessments, claims, costs, fines, liability and penalties arising from or relating to KMR'S failure to comply with any applicable Governmental Regulations during the term of this Agreement. KMR's obligations under this Section shall survive the termination of this Agreement, provided, however, that if this Agreement is terminated, KMR shall have no obligations with respect to any actions, assessments, claims, costs, fines, liability and penalties arising from or relating to Owner's activities on the Property after the date of termination or Owner's failure to comply with any applicable Governmental Regulations. Owner agrees to cooperate with KMR in KMR'S application for governmental licenses, permits and approvals, the costs of which shall be borne by KMR.

7. **KMR'S Work Practices and Reporting.**

7.1 **Work Practices.** KMR shall work the Property in a miner-like fashion.

7.2 **Inspection of Data.** During the term of this Agreement, Owner shall have the right to examine and make copies of all data, including interpretative data, regarding the Property in KMR'S possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does not interfere with the operations of KMR.

7.3 **Reports.** On or before March 1 following each Lease Year during which this Agreement is effective, KMR shall deliver to Owner a report of all of KMR'S activities conducted on the Property for the previous calendar year.

8. **Scope of Agreement.** This Agreement shall extend to and include only the patented mining claims described in Exhibit A.

9. **Liens and Notices of Non-Responsibility.** KMR agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by KMR, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for KMR which may or might become a lien, charge or encumbrance; except that KMR need not discharge or release any such lien, charge or encumbrance so long as KMR disputes or contests the lien, charge or encumbrance or posts a bond sufficient to discharge lien acceptable to Owner. Subject to KMR'S right to dispute or contest the lien, charge or encumbrance or to post a bond in accordance with the foregoing, if KMR does not within thirty (30) days following the imposition

of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner's contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance. All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney's fees, shall be payable by KMR to Owner on demand with interest at the Interest Rate. Nothing in this Section shall prohibit KMR'S grant of a lien or security interest in the leasehold granted under this Agreement (as opposed to Owner's ownership interest in the Property) to secure financing for its operations on or relating to the Property.

10. Taxes.

10.1 Real Property Taxes. Owner shall pay any and all taxes assessed and due against the Property before execution of this Agreement. KMR shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property. All such taxes for the year in which this Agreement is executed shall be prorated between Owner and KMR, except that neither Owner nor KMR shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party.

10.2 Personal Property Taxes. Each party shall promptly when due pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

10.3 Income Taxes. Neither party shall be liable to the other party for any taxes levied on or measured by income or net proceeds assessable, attributed, distributed or paid to the other party or other taxes applicable to the other party based upon payments under this Agreement or under the conveyance executed and delivered by Owner on the Closing of the Option.

10.4 Delivery of Tax Notices. If Owner receives tax bills or claims which are KMR'S responsibility, Owner shall promptly forward them to KMR for payment.

11. Insurance and Indemnity.

11.1 KMR'S Liability Insurance. KMR shall, at KMR'S sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of any person. KMR shall cause Owner to be named as an additional insured under KMR's policy of insurance and the policies of insurance which KMR requires of its contractors. KMR shall have sixty (60) days following the Effective Date to obtain the policy of insurance prescribed in this Section. KMR and its contractors will obtain and keep in force worker's compensation insurance in accordance with applicable Governmental Regulations.

11.2 Waiver of Subrogation. KMR and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or KMR and in force at the time of such loss or damage.

11.3 Waiver and Indemnification. KMR shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by KMR or KMR'S agents, partners, servants, employees, invitees or contractors on or about the Property. Owner shall defend, indemnify and hold harmless KMR and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by Owner or Owner's agents, partners, servants, employees, invitees or contractors on or about the Property.

12. Environmental.

12.1 Definitions. Hazardous Materials means any material, waste, chemical, mixture or byproduct which: (a) is or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any federal, state or local governmental authority or agency. Applicable Environmental Laws means any applicable federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

12.2 Hazardous Material Activities. KMR shall limit any use, generation, storage, treatment, transportation, and handling of Hazardous Materials in connection with KMR'S use of the Property to the Hazardous Materials which are necessary to perform activities permitted under this Agreement and under Applicable Environmental Laws. KMR shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property, except as allowed under Applicable Environmental Laws. KMR's indemnity obligations under Section 11.3 shall apply to actions, assessments, claims, costs, fines, liability and penalties arising from or relating to KMR'S failure to comply with Applicable Environmental Laws.

12.3 Survival. The provisions of this Section shall survive expiration or termination of this Agreement.

13. Relationship of the Parties.

13.1 No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

13.2 Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

14. Inspection. Owner or Owner's duly authorized representatives shall be permitted to enter on the Property and KMR'S workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with KMR'S operations.

15. Title. Owner represents and warrants that: (a) Owner has the full authority and right to lease and to convey the interest in the Property described in this Agreement; and (b) the Property is free and clear of all liens, claims and encumbrances created by, through or under Owner; and (c) Owner has not received notice from any third party of an adverse claim of title to the Property. KMR acknowledges that Owner does not own the surface estate of a portion of the Property.

15.1 Lesser Interest. If Owner owns an interest in the mineral estate of the Property which is less than the entire and undivided mineral estate of in the Property, the Royalty payments shall be reduced proportionately in accordance with the nature and extent of Owner's interest so that the Royalty payments shall be paid to Owner only in the proportion that Owner's mineral interest in the portion of the Property from which KMR produces Minerals bears to the entire and undivided mineral estate in the portion of the Property from which KMR produces Minerals.

15.2 Escrow of Payments Pending Dispute. If at any time a third party asserts a claim of ownership in the Property or the Minerals which is adverse to the interest of Owner or KMR, or if KMR is advised by legal counsel for KMR that it appears that a third party may have such a claim, KMR may deposit any payments which would otherwise be due to Owner into escrow and give notice of such deposit to Owner. In the event of a dispute concerning ownership of the Property, the Minerals, or the Royalty, payment of the Minimum Payments, the Royalty payments or the Purchase Price, as applicable, may be deferred until twenty (20) days after KMR is furnished satisfactory evidence that such dispute has been finally settled and all provisions as

to keeping this Agreement in force shall relate to such extended time for payment.

15.3 Survival of KMR'S Rights. The provisions of this Section shall survive any termination of this Agreement.

16. Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

16.1 Compliance with Laws. That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

16.2 No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

16.3 Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

16.4 Brokers. That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent's broker's or finder's fee is due in connection with this Agreement.

16.5 Patriot Act. That it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

17. Termination by Owner. Any failure by KMR to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Owner may give KMR written notice of a default. If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if KMR has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to KMR of Owner's termination of this Agreement. On termination of this Agreement based on KMR'S default, within ten (10) days after termination KMR shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

18. Termination by KMR. KMR may at any time terminate this Agreement by giving written thirty (30) days advance notice to Owner. If KMR terminates this Agreement, KMR shall perform all obligations and pay all payments which accrue or become due before the termination date. On KMR'S termination of this Agreement, within ten (10) days after

termination KMR shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

19. Surrender of Property. On expiration or termination of this Agreement, except on KMR'S exercise of the Option, KMR shall surrender the Property promptly to Owner and at KMR'S sole cost shall remove from the Property all of KMR'S buildings, equipment and structures. KMR shall reclaim the Property in accordance with all applicable Governmental Regulations and shall have the right to enter the Property at any time for the purpose of compliance with applicable Governmental Regulations.

20. Data. Within thirty (30) days following termination of this Agreement, except on KMR'S exercise of the Option, KMR shall deliver to Owner copies of all data regarding the Property in KMR'S possession at the time of termination which before termination have not been furnished to Owner and, at Owner's request, KMR shall deliver to Owner all drilling core, samples and sample splits taken from the Property.

21. Confidentiality. The data and information, including the terms of this Agreement, coming into either party's possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed. Each party agrees to inform the other Owner of the content of the announcement or disclosure in sufficient time to permit the other party to jointly or simultaneously make a similar public announcement or disclosure. If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

22. Assignment.

22.1 KMR'S Assignment. KMR may assign, convey, encumber, sublease, or otherwise transfer (each a "Transfer") all or any part of its interest in this Agreement or the Property only with Owner's prior written consent which Owner shall not unreasonably delay or withhold. Owner shall respond to KMR's request for consent within ten (10) days following Owner's receipt of KMR' request, and if Owner does not timely inform KMR that Owner does not consent to the proposed Transfer, Owner shall be deemed to have approved the Transfer. If Owner denies KMR's request for consent to the proposed Transfer, Owner shall deliver to KMR a written statement of Owner's reasons for denial of KMR's request for consent and, if KMR contests Owner's denial of KMR's request for consent, Owner shall be barred and estopped from asserting as the basis for Owner's denial of consent any reason which is not expressly described in Owner's statement. KMR shall have the right, without Owner's prior written consent, to assign, sublease, or otherwise transfer all or any part of its interest in this Agreement or the

Property, to any affiliated or subsidiary company of KMR or any joint venture, limited liability company or partnership of which KMR is a member.

22.2 Owner's Assignment. Subject to the provisions of this Section, Owner shall have the right to assign, convey or otherwise transfer all or any part of its interest in this Agreement or the Property. No change in ownership of Owner's interest in the Property shall affect KMR'S obligations under this Agreement unless and until Owner delivers and KMR receives copies of the documents which demonstrate the change in ownership of Owner's interest. Until KMR receives Owner's notice and the documents required to be delivered under this Section, KMR may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge KMR'S obligations or diminish KMR'S rights under this Agreement.

23. Force Majeure. The respective obligations of the parties, except KMR'S obligations to pay the Minimum Payments, maintain insurance coverage and to perform or pay Property maintenance obligations, shall be suspended during the time and to the extent that the parties are prevented from compliance, in whole or in part, by accident, act or restraint of any lawful authority, earthquake, equipment or equipment operating crew unavailability, fire, flood, labor shortage, stoppage or strike, application or imposition of Governmental Regulations which prohibit or unreasonably hinder or interfere with KMR'S operations on the Property, including delay or refusal in the issuance of license or permit approvals and other causes of the same or other character beyond the reasonable control of the parties.

24. Memorandum Agreement. The parties shall execute and deliver a memorandum of this Agreement. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

25. Notices. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner:	Cliff ZZ L.L.C. c/o Thomas W. John 3448 Ridgecrest Drive Reno, Nevada 89512
If to KMR :	c/o Earl W. Abbott 3841 Amador Way Reno, Nevada 89502

26. Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

27. Entire Agreement. The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

28. Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Fifth Judicial District Court of the State of Nevada, in and for the County of Nye, Tonopah, Nevada.

29. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

30. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

31. Time of Essence. Time is of the essence in the performance of the parties' obligations under this Agreement.

The parties have executed this Agreement effective as of the Effective Date.

Cliff ZZ L.L.C.

By____________________
Thomas W. John, Manager

By____________________
Paul A. Pelke, Manager

52608.001 Cliff ZZ 031010

By________________________
Trish Rippie, Manager

KMR Resources Inc.

By________________________
Earl W. Abbott, President

STATE OF NEVADA,)
ss.
COUNTY OF WASHOE.)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on March 15th, 2010, by Thomas W. John as Manager of Cliff ZZ L.L.C.

CAREN M. IDZINGA
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 08-8074-2 - Expires August 8, 2012

Caren M. Idzinga
Notary Public

STATE OF NEVADA,)
ss.
COUNTY OF WASHOE.)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on March 15, 2010, by Paul A. Pelke as Manager of Cliff ZZ L.L.C.

LINDA C. HOVAN
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 96-0999-2 - Expires February 14, 2012

Linda C. Hovan
Notary Public

DOROTHY SCANLAN
NOTARY PUBLIC
STATE OF NEVADA
APPT. No. 05-99020-14
MY APPT. EXPIRES JULY 5, 2013

STATE OF NEVADA,)
ss.
COUNTY OF NYE.)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on March 11, 2010, by Trish Rippie as Manager of Cliff ZZ L.L.C.

Dorothy Scanlan
Notary Public

STATE OF NEVADA,)
ss.
COUNTY OF WASHOE.)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on March 15th, 2010, by Earl W. Abbott as President of KMR Resources Inc.

CAREN M. IDZINGA
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 08-8074-2 - Expires August 8, 2012

Caren M. Idzinga
Notary Public

SCHEDULE "A" PAGE ONE

PATENTED LODE MINING CLAIMS
LOCATED IN ESMERALDA COUNTY, NEVADA

Accidental	3167	Merry Xmas	2400
Admiral Schley Lode	2400	New Jersey	2484
Admiral Dewey Lode	2400	Nilson Lode	2782
Baby Fr. Lode	2782	Ore Lode	4607
Bass Lode	2189	Oro #1 (2/3 of)	4607
Bear Lode	2484	Oro #2	4607
Bermuda	2188	Oro #3 (2/3 of)	4607
Broad Lode	4245	Oro Fraction Lode	4607
C.B.Q. Lode (SW-1/2)	2193	Panther Lode	2484
Cat's Paw Lode	2187	Parker Fr. Lode	2877
Clara A. Lode (SW-1/3)	2400	Pensylvania Lode	2782
Denver Lode (SW-1/2)	2191	Pharo Lode	2484
Denver	2521	Pittsburg Fr. Lode	2878
Doctor Lode	2400	Quineseck Lode	2782
Estella Lode (SW-1/2)	2400	Red Rock Lode	2295
Ferris Baby (SW-1/3)	2400	Red Rock #1 Lode	2295
General Mills Lode	2400	Red Rock #2 Lode	2295
Good Enough Fr. Lode	2782	Rich & Rare Lode	2782
Georgia Lode	2484	Rost Fr. Lode	2782
Grace Lode.	2782	Ruth #4	4624
I.X.L. Lode	4245	Ruth #5	4624
I.X.L. #1 Lode	4245	Short Lode	2189
I.X.L. #2 Lode	4245	Stella Lode	2782
I.X.L. #4 Lode	4245	Tiger Lode	2484
Lottery Lode	2484	Tommy Lode	2400
Lucky Dog Fr. Lode	2521	Trenton Lode	2186
Paymaster	S#2190	Wall Street Lode	2521
Ruth	#3	Z.Z.Z. Lode	2295

SCHEDULE "A" PAGE TWO

PATENTED LODE MINING CLAIMS LOCATED IN NYE COUNTY, NEVADA

Bob Tail Lode	3861	OK Fraction Lode	4397
Cabin Wedge	2400	Sagebrush Lode	2400
Cash Boy Lode	2170	ZZZZ Lode	2295
Egyptian Lode	2295	CBQ	S#2193
Ferris Baby (2/3)	2400	Denver	S#2191
Homestead Lode	2400		

PATENTED LODE MINING CLAIMS LOCATED IN ESMERALDA AND/OR NYE COUNTIES

Black Mascot	2178	OK Lode	2130
Burlington Lode	2194	Keystone Lode	4272
Cabin Lode	2131	Triplet Lode	2179
Golden Anchor Lode	2177	White Swan Lode	2400
Grand Truck Lode	2129		
Deming Lode	2129		

Mining Lease and Option to Purchase Agreement
Exhibit B

Deed With Reservation Mineral Royalty

[attached]

APN No.

Recorded at the request of
and when recorded return to:
KMR Resources Inc.
c/o Thomas P. Erwin
Erwin & Thompson LLP
One East Liberty Street, Suite 424
Reno, Nevada 89509

This document does not contain the personal information of any person.

Deed With Reservation of Royalty

This Deed With Reservation of Royalty ("Deed") is made and entered into by and between Cliff ZZ L.L.C., a Nevada limited liability company ("Owner"), to KMR Resources Inc., a Nevada corporation ("KMR").

Recitals

A. Owner and KMR are parties to the Mining Lease and Option to Purchase Agreement dated effective March 1, 2010 (the "Agreement"), concerning the patented mining claims situated in Esmeralda and Nye Counties, Nevada, more particularly described in Exhibit 1 attached to and by this reference incorporated in this Deed (collectively the "Royalty Property"), in accordance with which Owner agreed to sell to KMR all of Owner's right, title and interest in and to the Royalty Property, subject to Owner's reservation to Owner of the production royalty (the "Royalty") and other obligations described in this Deed.

B. Owner and KMR have closed the purchase and sale of the Royalty Property in accordance with the Agreement.

In consideration of the parties' rights and obligations under the Agreement, the parties agree as follows:

1. Conveyance. Owner grants, bargains and sells to KMR, and its assigns and successors forever, all of Owner's right, title and interest in the Royalty Property, except and subject to Owner's reserved Royalty and the parties' rights and obligations under this Deed.

2. Royalty. Owner grants, reserves and retains to itself, and Owner's assigns and

successors forever, and KMR agrees and covenants to pay to Owner, and Owner's assigns and successors, a production royalty based on the Net Smelter Returns from the production or sale of minerals from the Property. KMR shall pay to Owner a production royalty equal to four percent (4%) of the Net Smelter Returns from the production or sale of Minerals from the Property. The Royalty percentage rate for non-smelted and non-refined Minerals produced from the Property shall be four percent (4%) of the gross revenues from the production or sale of such other Minerals. KMR shall have the option, exercisable in its sole and exclusive discretion at any time, to purchase three-fourths (3/4) of the Royalty representing three percent (3%) of the Net Smelter Returns for a total Purchase Price of Three Million Dollars ($3,000,000.00). The Purchase Price for the portion of the Royalty purchased by KMR shall be One Million Dollars ($1,000,000.00) for each one-quarter (1/4) of the total Royalty representing one percent (1%) of the Net Smelter Returns. If KMR elects to exercise its option to purchase part of the Royalty, it shall notify Owner in writing. Within thirty (30) days after KMR's delivery of notice of its election to exercise the option, KMR shall pay to Owner the purchase price for the purchased portion of the Royalty and Owner shall execute and deliver to KMR a conveyance and release of the portion of the Royalty purchased by KMR. The conveyance and release shall be in form acceptable for recording under the laws of the State of Nevada.

2.1 Burden on Royalty Property. The Royalty shall burden and run with the Royalty Property.

2.2 Payment of Royalty. KMR shall calculate and pay the Royalty monthly in accordance with the provisions of Exhibit 2.

2.3 Production Records. KMR shall keep true and accurate accounts, books and records of all of its activities, operations and production of minerals on the Royalty Property.

2.4 Delivery of Payments. KMR shall deliver the payments under this Deed to Owner by check delivered to Owner's address as stated in this Deed or by wire transfer to an account designated by Owner.

3. Commingling. KMR shall have the right to commingle minerals from the Royalty Property with minerals mined from other properties. Not less than sixty (60) days before commencement of commingling, KMR shall notify Owner and shall deliver to Owner KMR's proposed commingling plan for Owner's review. Before KMR commingles any minerals produced from the Royalty Property with minerals from other properties, the minerals produced from the Royalty Property and other properties shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial minerals and other appropriate content. KMR shall keep accurate accounts and records which show the measurements, assays of metal, commercial minerals, gross metal content of the minerals and other appropriate content and penalty substances. From this information, KMR shall determine the amount of the Royalty due and payable to Owner for minerals produced from the Royalty

Property commingled with minerals from other properties.

4. Reports. Not later than March 1 of each calendar year, KMR shall deliver to Owner a report of the exploration, development and mining activities and operations conducted by KMR on or relating to the Property during the preceding calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from, and estimated remaining ore reserves on the Royalty Property for the succeeding year. KMR shall provide Owner reasonable access to all data and information generated regarding the Royalty Property.

5. Inspections. Owner, or its authorized agents or representatives, may enter upon all surface and subsurface portions of the Royalty Property for the purpose of inspecting the Royalty Property and all improvements and operations on the Royalty Property, as well as inspecting and copying all accounts and records, including without limitation such accounts and records which are maintained digitally or electronically, pertaining to KMR's activities and operations on or relating to the Royalty Property.

6. Compliance with Laws, Reclamation, Environmental Obligations and Indemnities.

6.1 Compliance with Laws. KMR shall at all times comply with all applicable federal, state and local laws, regulations and ordinances relating to KMR's activities and operations on or relating to the Royalty Property.

6.2 Reclamation, Environmental Obligations and Indemnities. KMR shall perform all reclamation required under federal, state and local laws, regulations and ordinances relating to KMR's activities or operations on or relating to the Royalty Property. KMR shall defend, indemnify and hold harmless Owner from and against any and all actions, claims, costs, damages, expenses (including attorney's fees and legal costs), liabilities and responsibilities arising from or relating to KMR's activities or operations on or relating to the Royalty Property, including those under laws, regulations and ordinances intended to protect or preserve the environment or to reclaim the Royalty Property.

7. Tailings and Residues. All tailings, residues, waste rock, spoiled leach materials and other materials (collectively "Materials") resulting from KMR's operations and activities on the Royalty Property shall be KMR's sole property, but shall remain subject to the Royalty if they are processed or reprocessed and KMR receives revenues from such processing or reprocessing. If Materials are processed or reprocessed, the Royalty payable shall be determined by using commercially reasonable engineering, metallurgical and technical practices and standards.

8. General Provisions.

8.1 Conflict. If a conflict arises between the provisions of this Deed and the provisions of the Agreement, the provisions of this Deed shall prevail.

8.2 Entire Agreement. This Deed and the Agreement constitute the entire agreement between the parties.

8.3 Additional Documents. The parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Deed.

8.4 Binding Effect. All of the covenants, conditions, and terms of this Deed shall bind and inure to the benefit of the parties and their successors and assigns.

8.5 No Partnership. Nothing in this Deed shall be construed to create, expressly or by implication, a joint venture, mining partnership or other partnership relationship between the parties.

8.6 Governing Law and Forum Selection. This Deed is to be governed by and construed under the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Deed or any claim or dispute between the parties shall be commenced and heard in the Fifth Judicial District Court of the State of Nevada, in and for the County of Nye, Tonopah, Nevada.

8.7 Severability. If any part, term or provision of this Deed is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Deed did not contain the particular part, term or provision held to be invalid.

9.8 Notices. Any notices required or authorized to be given by this Deed shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner:	Cliff ZZ L.L.C. **[insert correct address on execution of Deed]**
If to KMR :	KMR Resources Inc.

[insert correct address on execution of Deed]

This Deed is effective ____________________________ , regardless of the date on which the parties execute this Deed.

Cliff ZZ L.L.C.

By______________________
______________, Manager

KMR Resources Inc.

By____________________
Name__________________
Title___________________

EXHIBIT B
[To be executed on exercise and closing of the Option]

STATE OF)
ss.
COUNTY OF)

This Deed With Reservation of Royalty was acknowledged before me on ____________ ____________, by ________________ as Manager of Cliff ZZ L.L.C.

____
Notary Public

STATE OF)
ss.
COUNTY OF)

This Deed With Reservation of Royalty was acknowledged before me on ____________ ________________, by ____ as __________ ______________________________ of KMR Resources Inc.

____
Notary Public

EXHIBIT B
[To be executed on exercise and closing of the Option]

Exhibit 1
Description of Property

EXHIBIT B
[To be executed on exercise and closing of the Option]

Deed With Reservation of Royalty
Exhibit 2
Net Smelter Returns

Payor: KMR Resources Inc.

Recipient: Cliff ZZ L.L.C.

1. **Definitions.** The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

1.1 "Gold Production" means the quantity of refined gold outturned to Payor's account by an independent third party refinery for gold produced from the Property during the month on either a provisional or final settlement basis.

1.2 "Gross Value" shall be determined on a month basis and have the following meanings with respect to the following Minerals:

1.2.1 Gold

(a) If Payor sells gold concentrates, dore or ore, then Gross Value shall be the value of the gold contained in the gold concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such gold concentrates, dore and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, dore and ore); and (3) the Monthly Average Gold Price for the month in which the gold concentrates, dore and ore were sold.

(b) If Payor produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price.

1.2.2 Silver.

(a) If Payor sells silver concentrates, dore or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such silver concentrates, dore and ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, dore and ore); and (3) the Monthly Average Silver Price for the month in which the silver concentrates, dore and ore were sold.

(b) If Payor produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon, and if Handy & Harmon no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined. The Gross Value shall be determined by multiplying Silver Production during the month by the Monthly Average Silver Price.

1.2.3 All Other Minerals.

(a) If Payor sells any concentrates, dore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing: (1) the mine weights and assays for such Minerals; (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the monthly average price for the Minerals or product of the Minerals for the month in which the concentrates, dore or ore was sold. The monthly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

(b) If Payor produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Payor during the month from the sale of such refined or processed metals. Payor shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.3 "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, but not geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

1.4 "Monthly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported during that month. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Payor, as such prices are published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.5 "Monthly Average Silver Price" means the average New York Silver Price as

published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the month by the number of days in such month for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Payor as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.6 "Net Smelter Returns" means the Gross Value of all Minerals, less the following costs, charges and expenses paid or incurred by Payor with respect to the refining and smelting of such Minerals:

1.6.1 Charges for smelting and refining (including sampling, assaying and penalty charges), but not any charges or costs of agglomeration, beneficiation, crushing, extraction, milling, mining or other processing; and

1.6.2 Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter or refinery, but not any charges or costs of transportation of Minerals or ores from any mine on the Property to an autoclave, concentrator, crusher, heap or other leach process, mill or plant which is not a smelter or refinery.

1.7 "Property" means the real property described in the instrument to which these Net Smelter Returns provisions are attached and made a part.

1.8 "Silver Production" means the quantity of refined silver outturned to Payor's account by an independent third-party refinery for silver produced from the Property during the month on either a provisional or final settlement basis.

2. Payment Procedures.

2.1 Accrual of Obligation. Payor's obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payor's account.

2.2 Futures or Forward Sales, Etc.. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 (a) (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payor, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3 Monthly Calculations and Payments. Net Smelter Returns royalties shall be

determined on a monthly basis. Payor shall pay Payor each monthly royalty payment on or before the last business day of the month immediately following the month in which the royalty payment obligation accrued. Payor acknowledges that late payment by Payor to Recipient of royalty payments will cause Recipient to incur costs, the exact amount of which will be difficult to ascertain. Accordingly, if any amount due and payable by Payor is not received by Recipient within ten (10) days after such amount is due, then Payor shall pay to Recipient a late charge equal to ten percent (10%) of such overdue amount. Recipient's acceptance of such late charge shall not constitute a waiver of Payor' default with respect to such overdue amount, nor prevent Recipient from exercising any of Recipient's other rights and remedies. If any amount payable by Payor remains delinquent for a period in excess of thirty (30) days, Payor shall pay to Recipient, in addition to the late payment, interest from and after the due date at the statutory interest rate.

2.4 Statements. At the time of payment of the royalty, Payor shall accompany such payment with a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Payor in the preceding month; the Monthly Average Gold Price and Monthly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in detail to explain the calculation of the payment with respect to such month. Payment shall be made to the address provided in the agreement or instrument to which this Exhibit is attached for purposes of notices or by wire transfer to an account which Recipient designates.

2.5 Inventories and Stockpiles. Payor shall include in all monthly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days. Recipient shall have thirty (30) days after receipt of the statement to either: (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1 (b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions which Payor is authorized to take, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b). The Payor's failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b).

2.6 Audit. Upon reasonable notice and at a reasonable time, the Recipient shall have the right to audit and examine the Payor's accounts and records relating to the calculation of the Net Smelter Returns royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to Recipient, such deficiency or excess shall be resolved by adjusting the next monthly royalty payment due Recipient. Recipient shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the royalty payment due for the calendar month in question is determined to exist. All books and records used by Payor to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

EXHIBIT B

[To be executed on exercise and closing of the Option]